                          SECOND AMENDED AND RESTATED


                                 LMC AGREEMENT


                                     AMONG


                               TIME WARNER INC.,


                                    TW INC.,


                           LIBERTY MEDIA CORPORATION,

                          and certain subsidiaries of
                           Liberty Media Corporation


                         Dated as of September 22, 1995

                               TABLE OF CONTENTS
                               -----------------

                                                                            PAGE
                                                                            ----
ARTICLE I

     DEFINITIONS

     SECTION 1.1  Definitions...............................................  3
     SECTION 1.2  Terms Generally........................................... 11

ARTICLE II

     COVENANTS WITH RESPECT TO THE MERGER

     SECTION 2.1  Agreement to Vote; Related Matters........................ 12
     SECTION 2.2  Reasonable Efforts........................................ 14
     SECTION 2.3  Agreement to Abandon...................................... 14
     SECTION 2.4  Closing Deliveries........................................ 16
     SECTION 2.5  Dissenters' Rights........................................ 16
     SECTION 2.6  Abandoned and Terminated Agreements....................... 16

ARTICLE III

     REPRESENTATIONS AND WARRANTIES

     SECTION 3.1  Representations and Warranties of LMC Parent and the
                       Shareholders......................................... 17
     SECTION 3.2  Representations and Warranties of Old TW.................. 19
     SECTION 3.3  Representations and Warranties of Holdco.................. 21

ARTICLE IV

     CERTAIN POST-CLOSING COVENANTS

     SECTION 4.1  Share Exchange............................................ 23
     SECTION 4.2  No Redemption............................................. 24
     SECTION 4.3  Certain Post-Closing Compensation Obligations............. 25
     SECTION 4.4  Certain Post-Closing Covenants............................ 27

ARTICLE V

     MISCELLANEOUS

     SECTION 5.1  Expenses.................................................. 30
     SECTION 5.2  Specific Performance...................................... 30
     SECTION 5.3  Amendments; Termination................................... 30
     SECTION 5.4  Successors and Assigns.................................... 30
     SECTION 5.5  Entire Agreement.......................................... 30
     SECTION 5.6  Notices................................................... 31
     SECTION 5.7  Governing Law............................................. 32
     SECTION 5.8  Counterparts; Effectiveness............................... 32
     SECTION 5.9  Descriptive Headings...................................... 32
     SECTION 5.10 Severability.............................................. 32
     SECTION 5.11 Attorney's Fees........................................... 33
     SECTION 5.12 Obligations of Old TW and Holdco Joint and Several........ 33

                     EXHIBITS AND SCHEDULES ATTACHED HERETO

Exhibit A      Terms of LMCN-V Common Stock
Exhibit B      Form of First Refusal Agreement
Exhibit C      Terms of Voting Holdco LMC Common Stock
Exhibit D      Form of SSSI Agreement
Exhibit E      Form of LMC Registration Rights Agreement
Exhibit F      Form of Rights Amendment
Exhibit G      SportSouth Agreement
Exhibit H      Form of Sunshine Agreement
Exhibit I      Contribution and Exchange Agreement

Schedule I     Schedule of Shareholder Shares
Schedule 3.1   Litigation

                         SECOND AMENDED AND RESTATED LMC AGREEMENT, dated as of September 22, 1995 (this "Agreement"), among TIME WARNER INC., a Delaware corporation, TW INC., a Delaware corporation ("Holdco"), LIBERTY MEDIA
                                                ------
                         CORPORATION, a Delaware corporation ("LMC Parent"), TCI
                                                               ----------
                         TURNER PREFERRED, INC., a Colorado corporation

                         ("TCITP"), and certain, other subsidiaries of LMC
                           -----
                         Parent listed with TCITP under "Subsidiaries of LMC Parent" on the signature pages hereto (TCITP and such subsidiaries collectively, the "Shareholders").
                                                         ------------

                                    Recitals
                                    --------

     A. This Agreement amends and restates in its entirety the Amended and Restated LMC Agreement, dated as of September 22, 1995 (the "Amended LMC
                                                             -----------
Agreement"), among the parties hereto, which in turn amended and restated the
- ---------
LMC Agreement dated as of September 22, 1995 (the "Original LMC Agreement"),
                                                   ----------------------
among Old TW, LMC Parent, LMC Sub and the other Shareholders.

     B. The Original LMC Agreement was entered into concurrently with, and in contemplation of, the Agreement and Plan of Merger dated as of September 22, 1995 (the "Original Merger Agreement"), among Old TW, Time Warner Acquisition
           -------------------------
Corp., a Delaware corporation and wholly owned subsidiary of Old TW ("Delaware
                                                                      --------
Sub"), and Turner Broadcasting System, Inc., a Georgia corporation (the
- ---
"Company"), providing for the merger of the Company with and into Delaware Sub.
 -------

     C. The Amended LMC Agreement was entered into concurrently with, and in contemplation of, (1) the Original Merger Agreement being amended and restated (as so amended and restated, and as amended by Amendment No. 1 thereto dated as of August 8, 1996, the "Amended and Restated Merger Agreement") to provide for,
                        -------------------------------------
among other things, a tax-free incorporation transaction under Section 351 of the Internal Revenue Code of 1986, as amended, as contemplated by Section 1.01 of the Original Merger Agreement, and (2) both Holdco and TW Acquisition Corp., a Georgia corporation and direct wholly owned subsidiary of Holdco ("Georgia
                                                                      -------
Sub"), becoming parties to the Amended and Restated Merger Agreement.  Holdco is
- ---
currently a direct wholly owned subsidiary of Old TW, and Delaware Sub is a direct wholly owned subsidiary of Holdco. The Amended and Restated Merger Agreement provides for the merger of Delaware Sub into Old TW (the "TW Merger") and the simultaneous merger of Georgia Sub into
                  ---------
the Company (the "TBS Merger" and, collectively with the TW Merger, the
                  ----------
"Mergers"), in a transaction in which the outstanding capital stock of Old TW
 -------
and the Company, respectively, will be converted into capital stock of Holdco, and each of Old TW and the Company will become a wholly owned subsidiary of Holdco.

     D. The TBS Merger is subject to certain conditions, including the approval of the TBS Merger and the approval and adoption of the Amended and Restated Merger Agreement: by the holders of a majority of the outstanding shares of Class C Convertible Preferred Stock, par value $.125 per share, of the Company (the "Class C Preferred Stock"), voting as a separate class; by the
              -----------------------
holders of a majority of the voting power of the outstanding shares of Class A Common Stock, par value $.0625 per share, of the Company (the "Class A Common
                                                               --------------
Stock"), and Class B Common Stock, par value $.0625 per share, of the Company
- -----
(the "Class B Common Stock"; together with the Class A Common Stock, the "Common
      --------------------                                                ------
Stock"), voting as a single class; and by the holders of a majority of the
- -----
voting power of the outstanding shares of Common Stock and Class C Preferred Stock, voting as a single class.

     E. Each Shareholder is the record and beneficial owner of the number of shares of Class A Common Stock, Class B Common Stock and Class C Preferred Stock, set forth opposite such Shareholder's name on Schedule I hereto (such shares of Class A Common Stock, Class B Common Stock and Class C Preferred Stock, together with any shares of capital stock of the Company acquired by such Shareholder after September 22, 1995 and prior to the Effective Time of the Mergers, being collectively referred to herein as the "Shareholder Shares").
                                                       ------------------

     F. The TBS Merger is also subject to the condition that the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") shall have expired. In connection therewith, Old TW, Tele-Communications, Inc., a Delaware corporation ("TCI"), LMC Parent and the
                                                    ---
Company have entered into an Agreement Containing Consent Order (the "ACCO")
                                                                      ----
dated as of August   , 1996, and an Interim Agreement in the form attached as
Appendix I to the ACCO, with the Federal Trade Commission (the "FTC"), which
                                                                ---
contemplates the issuance of an Order (the ACCO, together with such Order and the Interim Agreement, in each case as the same may be amended or modified from time to time hereafter, the "FTC Consent Decree").
                             ------------------

     G. Old TW, Holdco, LMC Parent and the Shareholders desire to amend and restate in its entirety the Amended LMC Agreement and the Original LMC Agreement as amended thereby, as provided herein.

     NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

          SECTION 1.1  Definitions.  Capitalized terms used but not defined
                       -----------
herein and the term "subsidiary" shall have the meanings assigned to such terms in the Amended and Restated Merger Agreement. In this Agreement:

          "Action"  shall mean any of (i) the direct or indirect acquisition
           ------
(through purchase, exchange, merger or consolidation, exercise of rights or otherwise) by TW Parent or any Controlled Affiliate of TW Parent of any assets, securities or business; (ii) any merger or consolidation of TW Parent with or into any other person; (iii) the commencement by TW Parent or any of its Controlled Affiliates of any new business; (iv) any investment by TW Parent or any Controlled Affiliate of TW Parent in any other person; and (v) the sale or issuance by TW Parent or any Controlled Affiliate of TW Parent of TW Securities to any person or the repurchase, redemption or other acquisition by TW Parent or any Controlled Affiliate of TW Parent of any TW Securities; excluding, in all of the cases, any of the foregoing actions that TW Parent or any Controlled Affiliate of TW Parent is required to take pursuant to, or that is expressly contemplated by, this Agreement, the Amended and Restated Merger Agreement, (prior to the execution and delivery of the Amended and Restated Merger Agreement) the Original Merger Agreement, any Additional Agreement or any other agreement expressly contemplated by this Agreement, the Amended and Restated Merger Agreement or any Additional Agreement.

          "Additional Agreements" shall mean the Registration Rights Agreement,
           ---------------------
the First Refusal Agreement, the SSSI Agreement, the Distribution Contract, the Rights Amendment (if entered into), the SportSouth Agreement, the Sunshine Agreement, the Contribution and Exchange Agreement and the Program and Digitization Agreement.

          "Adjustment Amount", with respect to the disposition of any TW
           -----------------
Securities as to which TW Parent is obligated to pay an Adjustment Amount to a Liberty Party or a SpinCo Party, means an amount equal to the Nominal Tax Amount divided by the Gross-up Factor. For purposes of this definition, the "Nominal
                                                                       -------
Tax Amount" means an amount equal to the product of (i) the gain or income
- ----------
recognized for Federal income tax purposes from the disposition of such TW Securities and (ii) the Blended Rate, and the "Gross-up Factor" is equal to 1
                                               ---------------
minus the Blended Rate.

          "Affiliate", when used with respect to a specified person, means any
           ---------
other person which directly or indirectly Controls, is under common Control with or is Controlled by such first person. The term "affiliated" (whether or not capitalized) shall have a correlative meaning. For purposes of this Agreement:
(i) no Liberty Party or SpinCo Party shall be deemed to be an Affiliate of TW Parent or any of its subsidiaries and neither TW Parent nor any of its Affiliates shall be deemed to be an Affiliate of any Liberty Party or SpinCo Party; prior to the effective time of the

TBS Merger, neither TW Parent nor any of its Affiliates nor TCI, LMC Parent or any of their respective Affiliates shall be deemed to be an Affiliate of the Company or any of its subsidiaries; and after the effective time of the Distribution, in determining whether any person is an Affiliate of SpinCo, the SpinCo Convertible Preferred Stock shall be assumed to have been converted by the holders thereof into SpinCo Series A Common Stock and SpinCo Series B Common Stock, as applicable.

          "Blended Rate", as to any Liberty Party or SpinCo Party, as
           ------------
applicable, for any relevant taxable year, means the tax rate that is the highest combined corporate Federal, state and local marginal capital gain rate (determined by taking into account any deduction for net capital gain) applicable to gain or income upon dispositions of TW Securities beneficially owned by such Liberty Party or SpinCo Party during such taxable year as contemplated by Section 4.3 and Section 4.4(a), provided, however, that if the
                                                --------  -------
tax liability of the Liberty Party (or of the consolidated group of which such Liberty Party is a member for tax purposes) or of the SpinCo Party (or of the consolidated group of which such SpinCo Party is a member for tax purposes) with respect to such income or gain for such taxable year is not determined under
Section 1201 of the Internal Revenue Code of 1986, as amended (or any successor Section), such tax rate shall be the highest combined regular corporate Federal, state and local ordinary income tax rate applicable to such Liberty Party (or such consolidated group) or such SpinCo Party (or such consolidated group), as applicable, for such taxable year. Such tax rate shall be determined taking into account such Liberty Party's (or its consolidated group's) or such SpinCo Party's (or its consolidated group's) relevant state and local apportionment factors with respect to such gain or income, the deductibility of state and local taxes for Federal income tax purposes (and the deductibility of taxes imposed by any taxing jurisdiction for purposes of computing the tax liability to any other taxing jurisdiction), the dividends received deduction (where such gain or income is eligible for such deduction) and any other relevant considerations.

          "Change in Control Event" shall mean any of the following events:  (i)
           -----------------------
any person becoming an Acquiring Person (as defined in the Rights Agreement as in effect on September 22, 1995, as if amended in accordance with the Rights Amendment), including any person that would otherwise be excluded from the definition of Acquiring Person in the Rights Agreement by virtue of the acquisition of shares pursuant to a Qualifying Offer (as defined in the Rights Agreement as in effect on September 22, 1995, as if amended in accordance with the Rights Amendment) and regardless of whether the Rights Agreement continues to be in effect or is so amended, or (ii) TW Parent's entering into any agreement (other than the Original Merger Agreement, the Amended and Restated Merger Agreement or any amendment thereto) providing for any merger or consolidation of TW Parent into any other person, a binding share exchange, or a merger of TW Parent with any other person in which the shares of capital stock of TW Parent are exchanged for or converted into the right to receive anything other than common stock, par value $1.00 per share, of TW Parent, or (iii) prior to the Closing, Holdco ceasing to be a wholly owned subsidiary of Old TW or entering into any agreement (other than the Amended and Restated Merger Agreement or any amendment thereto) that would result in Holdco ceasing to be a wholly owned subsidiary of Old TW.

          "Communications Laws" shall mean the Communications Act of 1934 (as
           -------------------
amended and supplemented from time to time and any successor statute or statutes regulating tele-communications companies) and the rules and regulations (and interpretations thereof and determinations with respect thereto) promulgated, issued or adopted from time to time by the FCC. All references herein to the Communications Laws shall include as of any relevant date in question the Communications Laws as then in effect (including any Communications Law or part thereof the effectiveness of which is then stayed) and as then formally proposed by the FCC by publication in the Federal Register or promulgated with a delayed effective date.

          "Company Letter" shall mean those certain letters dated September 22,
           --------------
1995, December 1, 1995, and August 8, 1996, from the Company to Old TW and LMC Parent.

          "Contract" shall mean any agreement, contract, commitment, indenture,
           --------
lease, license, instrument, note, bond, security, undertaking, promise, covenant, or legally binding arrangement or understanding.

          "Contribution and Exchange Agreement" shall mean the Contribution and
           -----------------------------------
Exchange Agreement, dated as of September 22, 1995, to be entered into by Holdco, Old TW, TCITP and LBI, concurrently with the execution and delivery of this Agreement, and the Exhibit and Schedules thereto, a copy of which is annexed hereto as Exhibit I.

          "Control", as to any person, shall mean the possession, directly or
           -------
indirectly, of the power to direct or cause the direction of the management and policies of such person (whether through ownership of securities, partnership interests or other ownership interests, by contract, by participation or involvement in the board of directors, management committee or other management structure of such person, or otherwise). The terms "Controlled", "Controlling"
                                                     ----------    -----------
and similar variations shall have correlative meanings.

          "Controlled Affiliate" of any specified person shall mean an Affiliate
           --------------------
of such specified person that is Controlled by such specified person and is not Controlled by another person (other than another Controlled Affiliate of the specified person), except that as used in the definition of "Action" in this
                                                             ------
Section 1.1, the term "Controlled Affiliate" shall include an Affiliate of the
                       --------------------
specified person that is also Controlled by another person if the specified person has the power (by contract, ownership of voting securities or otherwise) to cause such Affiliate to refrain from taking the Action in question.

          "Covered TW Securities" shall mean:
           ---------------------

           (i) (A) the shares of TW Parent Common Stock beneficially owned by LMC Parent immediately following the consummation of the TBS Merger as a result of the conversion in the TBS Merger of the shares of Company Capital Stock beneficially owned by LMC Parent on September 22, 1995;

                    (B) the shares of TW Parent Common Stock received by TCITP and LBI pursuant to the Contribution and Exchange Agreement in connection with their contribution to Holdco of the issued and outstanding shares of capital stock of UCTI, assuming that the shares of Company Capital Stock owned by UCTI did not include any shares of Company Capital Stock not beneficially owned by LMC Parent on September 22, 1995; and

          (ii) all shares of Holdco LMC Common Stock issued pursuant to the SSSI Agreement; and

          (iii) all shares of Holdco LMC Common Stock for which the shares of TW Parent Common Stock referred to in clause (i) above may be exchanged pursuant to Section 4.1;

in each case as such shares may have been changed after issuance thereof. The number of Covered TW Securities shall be appropriately adjusted from time to time to take into account the occurrence of any stock dividends, splits, reverse splits, combinations and the like.

     "Distribution" means the proposed distribution by TCI to the holders of
      ------------
shares of Tele-Communications, Inc. Series A Liberty Media Group Common Stock, and to the holders of shares of Tele-Communications, Inc. Series B Liberty Media Group Common Stock, of all of the issued and outstanding shares of common stock of SpinCo.

     "Distribution Contract" shall mean the Distribution Contract, substantially
      ---------------------
in the form of Exhibit 1 to the SSSI Agreement, to be entered into by Holdco, SpinCo and Satellite, at or prior to the Closing (but will not become effective until the "Closing" under the SSSI Agreement).

     "Exchange Act" means the Securities Exchange Act of 1934, and the rules and
      ------------
regulations thereunder.

     "FCC" shall mean the Federal Communications Commission and any successor
      ---
agency or other agency charged with the administration of any Communications
Law.

     "First Refusal Agreement" shall mean the Stockholders Agreement
      -----------------------
substantially in the form of Exhibit B, to be entered into by Holdco, the Shareholders (other than UCTI), LBI and certain other shareholders of the Company at or prior to the Closing.

     "Holdco LMC Common Stock" shall mean the LMCN-V Common Stock and the Voting
      -----------------------
Holdco LMC Common Stock, collectively.

     "Holdco Rights Plan" shall have the meaning given to such term in Section
      ------------------
2.3(c).

     "Horizontal Rule" shall mean the rule promulgated by the FCC that is set
      ---------------
forth at 47 C.F.R. 76.503 on September 22, 1995.

     "Judgment"  shall mean any order, judgment, writ, decree, injunction, award
      --------
or other determination, decision or ruling of any court, any other Governmental Entity or any arbitrator.

     "LBI" shall mean Liberty Broadcasting, Inc., an Oregon corporation.
      ---

     "Liberty Party"  shall mean LMC Parent and each Affiliate of LMC Parent
      -------------
that is controlled by LMC Parent from time to time and, for so long as LMC Parent is an Affiliate of TCI, shall also mean TCI and each Affiliate of TCI that is controlled by TCI.

     "Lien" shall mean any pledge, claim, lien, charge, encumbrance or security
      ----
interest of any kind or nature whatsoever.

     "LMCN-V Common Stock" shall mean the Series LMCN-V Common Stock of Holdco,
      -------------------
having the terms set forth in Exhibit A.

     "Old TW" shall mean the Delaware corporation known as "Time Warner Inc." on
      ------
September 22, 1995, and, in the event of any merger, consolidation or binding share exchange after such date (other than pursuant to the Amended and Restated Merger Agreement or any amendment thereto), any successor corporation.

     "Option Consideration" shall mean the shares of Holdco LMC Common Stock to
      --------------------
be issued and delivered, and, if so elected by Holdco as provided in the SSSI Agreement, the cash to be paid by TW Parent pursuant to the SSSI Agreement in respect of the non-competition agreement and contract option contained therein (specifically excluding any amounts to be paid under the Distribution Contract).

     "person" shall have the meaning ascribed to such term in the Amended and
      ------
Restated Merger Agreement and shall include any Governmental Entity.

     "Program and Digitization Agreement" shall mean the letter agreement, dated
      ----------------------------------
August __, 1996, between Satellite and the Company with respect to, among other things, the carriage by Satellite of certain programming services of the Company and Satellite's non-exclusive right to digitize, compress and reuplink certain programming services of the Company.

     "Prohibited Effect"  shall mean the effect or consequence (in each case
      -----------------
either immediately or following any notice, demand, hearing, proceeding, determination or other action by any Governmental Entity) (a)(i) of making the continued ownership by the Liberty Parties or any of them of any TW Securities then owned by the Liberty Parties or any of them illegal under any Specified Law or (ii) of making the continued ownership by the SpinCo Parties or any of them of any TW Securities then owned by the SpinCo Parties or any of them illegal under any Specified Law or (b) of imposing or resulting in the imposition under any Specified Law on the Liberty Parties or any of them or the SpinCo Parties or any of them of damages or penalties by reason of or as a result of the ownership by any of the Liberty Parties or SpinCo Parties of TW Securities or (c) of requiring the divestiture of, or resulting in the requirement to divest, any TW Securities by any Liberty Party or SpinCo Party under any Specified Law, or (d) of requiring, or resulting in the requirement, under any Specified Law that any Liberty Party or SpinCo Party discontinue any business or divest of any business or assets or that any license that such Liberty Party or SpinCo Party holds or is required to hold under the Communications Laws be modified in any significant respect or not be renewed as a result of such continued ownership.

     "Registration Rights Agreement" shall mean the LMC Registration Rights
      -----------------------------
Agreement substantially in the form of Exhibit E, to be entered into by Holdco, LMC Parent, the Shareholders (other than UCTI), LBI and SpinCo at or prior to the Closing.

     "Requirement of Law", when used with respect to any person, shall mean any
      ------------------
law, statute, code, rule, regulation or Judgment, and any interpretation of or determination with respect to any of the foregoing, of any court or other Governmental Entity applicable to or binding upon such person, or to which such person, any of its assets or any business conducted by it is subject, whether now existing or at any time hereafter enacted, promulgated, issued, entered or otherwise becoming effective.

     "Restriction Period" shall mean the period of time commencing on the date
      ------------------
any Covered TW Securities are first issued and (i) if the Distribution does not occur, continuing until the first time that the ownership or deemed ownership by the Liberty Parties of the TW Parent Common Stock, Voting Holdco LMC Common Stock and other voting securities of TW Parent then owned by the Liberty Parties (assuming conversion in full of all LMCN-V Common Stock and the absence of any restriction on the exercise of the rights of a holder of voting securities of TW Parent) would not either (x) have a Prohibited Effect under any Communications Law (determined on the assumption that the Horizontal Rule, unless previously declared invalid by a final unappealable Judgment, is in full force and effect) or (y) violate the FTC Consent Decree; and (ii) if the

Distribution occurs, continuing until the first time that both the ownership by the SpinCo Parties of the TW Parent Common Stock, Voting Holdco LMC Common Stock and other voting securities of TW Parent then owned by the SpinCo Parties (assuming conversion in full of all LMCN-V Common Stock and the absence of any restriction on the exercise of the rights of a holder of voting securities of TW Parent), and any deemed ownership of such TW Parent securities (assuming such conversion and absence of restrictions) by the Liberty Parties pursuant to any relevant attribution rules of the Communications Laws (assuming for this purpose the conversion of the SpinCo Convertible Preferred Stock into SpinCo Series A Common Stock and SpinCo Series B Common Stock, as applicable, by the holders thereof), would not either (x) have a Prohibited Effect under any Communications Law (determined on the assumption that the Horizontal Rule, unless previously declared invalid by a final unappealable Judgment, is in full force and effect) or (y) violate the FTC Consent Decree. Notwithstanding the foregoing, (a) if any LMCN-V Common Stock is converted into TW Parent Common Stock or into Voting Holdco LMC Common Stock by any Liberty Party (other than in connection with the transfer thereof, whether voluntary or involuntary, to a person that is not a Liberty Party or SpinCo Party), then the Restriction Period shall be deemed to terminate upon such conversion with respect to the Liberty Parties and if any LMCN-V Common Stock is converted into TW Parent Common Stock or into Voting Holdco LMC Common Stock by any SpinCo Party (other than in connection with the transfer thereof, whether voluntary or involuntary, to a person that is not a Liberty Party or SpinCo Party), then the Restriction Period shall be deemed to terminate upon such conversion with respect to the SpinCo Parties.

     "Rights Amendment" shall mean those amendments described on Exhibit F to
      ----------------
the terms of the Rights Agreement.

     "Satellite" shall mean Satellite Services, Inc., a Delaware corporation
      ---------

     "Specified Law", when used with respect to the Liberty Parties or SpinCo
      -------------
Parties, shall mean (i) the Communications Laws, (ii) any United States federal law or statute and any law or statute of any state of the United States or of the District of Columbia, (iii) the rules and regulations (and interpretations thereof or determinations with respect thereto) of any agency charged with the administration of any Specified Law within the meaning of clause (ii), applicable to or binding upon a Liberty Party or SpinCo Party or to which a Liberty Party or SpinCo Party, any of its assets or any business conducted by it is subject and (iv) the FTC Consent Decree. Following the Distribution, "Specified Law" shall specifically exclude the Investment Company Act of 1940, as amended, and the rules and regulations thereunder. All references herein to Specified Law shall include as of any relevant date in question each Specified Law as then in effect (including any Specified Law or part thereof the effectiveness of which is then stayed) and as then formally proposed by the relevant Governmental Entity or promulgated with a delayed effective date.

     "SpinCo" shall mean Southern Satellite Systems, Inc., a Georgia
      ------
corporation, and any successor thereto by operation of law.

     "SpinCo Party" shall mean, after the effective time of the Distribution,
      ------------
SpinCo and each Affiliate of SpinCo that is Controlled by SpinCo from time to time and, for so long as SpinCo is an Affiliate of TCI, shall also mean TCI and each Affiliate of TCI that is Controlled by TCI.

     "SpinCo Convertible Preferred Stock" shall mean the classes or series of
      ----------------------------------
preferred stock of SpinCo to be issued immediately following the Distribution to John C. Malone, Bob Magness and Kearns-Tribune Corporation in exchange for their shares of SpinCo Series A Common Stock and in exchange for their shares of SpinCo Series B Common Stock, as contemplated by the FTC Consent Decree. One class or series of the SpinCo Convertible Preferred Stock will be convertible into SpinCo Series A Common Stock, and the other series will be convertible into SpinCo Series B Common Stock, subject to the restrictions of the FTC Consent Decree.

     "SpinCo Series A Common Stock" shall mean that series of SpinCo's common
      ----------------------------
stock to be known as Series A Common Stock, [$.01] par value per share. The Series A Common Stock will have one vote per share.

     "SpinCo Series B Common Stock" shall mean that series of SpinCo's common
      ----------------------------
stock to be known as Series B Common Stock, [$.01] par value per share. The Series B Common Stock will have ten votes per share.

     "SportSouth Agreement" shall mean the Stock Purchase Agreement, dated as of
      --------------------
September 22, 1995, between the Company and LMC Southeast Sports, Inc., and the Exhibits and Schedules thereto, a copy of which is annexed hereto as Exhibit G.

     "SSSI Agreement" shall mean the SSSI Agreement substantially in the form of
      --------------
Exhibit D, to be entered into by Holdco, LMC Parent, SpinCo and Satellite at or prior to the Closing.

     "Sunshine Agreement" shall mean an agreement substantially in the form of
      ------------------
Exhibit H to be entered into by Time Warner Entertainment Company, L.P. and Liberty Sports, Inc. at or prior to the Closing.

     A "Takeover Proposal" shall be pending if any bona fide tender or exchange
        -----------------
offer for the TW Parent Common Stock shall have been commenced or publicly announced and not terminated or withdrawn if consummation of such offer in accordance with its terms would result in a Change in Control Event. A tender offer will not be deemed to be bona fide that is not fully financed unless it is made or guaranteed by a person whose senior debt securities have investment grade ratings in one of the four highest investment grade categories.

     "Transactions" shall mean the Mergers, the other transactions contemplated
      ------------
by the Amended and Restated Merger Agreement and the transactions contemplated by this Agreement and the Additional Agreements.

     "Turner Letter" shall mean those certain letters dated September 22, 1995,
      -------------
December 1, 1995, and August 8, 1996, from R.E. Turner, III to Old TW and LMC Parent.

     "TW Parent" shall mean (i) Old TW, with respect to all times prior to the
      ---------
Closing, and (ii) Holdco, with respect to all times from and after the Closing.

     "TW Parent Common Stock"  shall mean (i) prior to the Closing, the common
      ----------------------
stock, par value $1.00 per share, of Old TW, as it exists on September 22, 1995, and (ii) on and after the Closing, the Common Stock, par value $.01 per share, of Holdco as it then exists, and shall include, in all cases, where appropriate, in the case of any reclassification, recapitalization or other change in the TW Parent Common Stock, or in the case of a consolidation or merger of TW Parent with or into another person affecting the TW Parent Common Stock (other than the TW Merger), such capital stock or other securities to which a holder of TW Parent Common Stock shall be entitled upon the occurrence of such event.

     "TW Securities" shall mean any and all shares of capital stock and any and
      -------------
all other equity securities of TW Parent of any class, series, issue or other type, whether now authorized or existing or hereafter authorized or designated or otherwise created, including the TW Parent Common Stock, the Voting Holdco LMC Common Stock and the LMCN-V Common Stock.

     "UCTI" shall mean United Cable Turner Investment, Inc., a Colorado
      ----
corporation.

     "Voting Holdco LMC Common Stock" shall mean the Series LMC Common Stock of
      ------------------------------
Holdco, having the terms set forth in Exhibit C.

      SECTION 1.2  Terms Generally.  The definitions of terms contained in this
                   ---------------
Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The words "herein", "hereof" and "hereunder" and words of similar import refer to this Agreement in its entirety and not to any part hereof unless the context shall otherwise require. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Any reference in this Agreement to a "day" or number of "days" (without the explicit qualification of "business") shall be interpreted as a reference to a calendar day or number of calendar days. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a business day, then such action or notice shall be deferred until, or may be taken or given on, the next business day.

                                 ARTICLE II

                      COVENANTS WITH RESPECT TO THE MERGER

          SECTION 2.1  Agreement to Vote; Related Matters.
                       ----------------------------------

          (a) Subject to the terms and conditions of this Agreement, each of the Shareholders agrees that such Shareholder shall attend, and LMC Parent shall cause the Shareholders to attend, the Shareholders Meeting and each adjournment thereof (provided in each case that the same is held prior to the Termination
Date), in person or by proxy, and shall vote all the Shareholder Shares (and each class thereof) of such Shareholder that such Shareholder is entitled to vote, in favor of the approval of the TBS Merger and each of the other transactions contemplated by the Amended and Restated Merger Agreement and in favor of the approval of the Amended and Restated Merger Agreement (as the same may be amended from time to time to the extent consistent with clause (i) of the following sentence). The foregoing agreement of LMC Parent and each Shareholder is subject to the satisfaction of the following conditions as of the time of the Shareholders Meeting or any adjournment thereof at which the Shareholder Approvals are sought: (i) the Amended and Restated Merger Agreement shall be in full force and effect in the form originally executed, as amended through August 8, 1996, and shall not have been thereafter amended in any respect, nor shall any right of the Company or obligation of Old TW thereunder (including any condition to the obligation of the Company to consummate the TBS Merger and the other transactions contemplated by the Amended and Restated Merger Agreement) have been waived, other than any amendments and waivers that do not change the consideration to be received in exchange for Company Capital Stock in the TBS Merger or the exchange ratio therefor (except to increase the number of shares of TW Parent Common Stock to be issued in exchange for each share of Company Capital Stock or to provide additional consideration to all stockholders of the Company that does not affect the tax-free nature of the transaction) and that, when taken together with all other amendments and waivers, do not have a material adverse effect on the value of the consideration to be received in exchange for Company Capital Stock in the TBS Merger; (ii) R.E. Turner, III, as a shareholder of the Company, shall have voted or shall simultaneously be voting all his shares of Company Capital Stock in favor of the approval of the TBS Merger; (iii) if the Parent Stockholder Approvals shall have been voted upon, the Parent Stockholder Approvals shall have been obtained; (iv) no Judgment shall have been entered and be continuing that restrains or enjoins (preliminarily, temporarily or permanently) LMC Parent or any Shareholder from voting the Shareholder Shares; and (v) no Change of Control Event shall have occurred.

          (b) While this Agreement is in effect, each Shareholder agrees that it shall not, and LMC Parent agrees to cause each Shareholder not to, (i) grant or permit any of its subsidiaries to grant any proxy or other right with respect to the voting of the Shareholder Shares of such Shareholder or (ii) transfer or permit any of its subsidiaries to transfer (including by operation of law in a merger) any of such shares to any person (other than TW Parent) unless such transferee agrees to be bound with respect to such transferred shares by this Section 2.1 to the same extent as the transferor was so bound with respect to such transferred shares and such transfer is made in compliance with all applicable requirements of the Stock Agreements (as defined in Section 3.1(a)).

          (c) To the extent that such consent or waiver is required by the terms of any agreement (any "Relevant Agreement") to which the Company, Old TW, Time
                       ------------------
TBS Holdings, Inc. ("Time-TBS"), TCI , TCI Communications, Inc. ("TCIC") and/or
                     --------                                     ----
any of the Shareholders is a party which relates to the ownership, voting or disposition of any shares of the capital stock of the Company of any class or series (including the Stock Agreements), each of Old TW, Time-TBS, TCI, TCIC and each Shareholder hereby consents to the execution, delivery and performance of the Support Agreement, this Agreement, the Additional Agreements, the Original Merger Agreement and the Amended and Restated Merger Agreement by all parties (and intended parties) to each such agreement and waives any inconsistent provision of any Relevant Agreement and any rights or remedies which such party might otherwise have under any Relevant Agreement or by virtue thereof by reason of such execution, delivery or performance. Each of Old TW, Time-TBS, TCI, TCIC, LMC Parent and each Shareholder confirms and agrees that the execution, delivery and performance of this Agreement, the Original Merger Agreement, the Amended and Restated Merger Agreement, the Additional Agreements and the Support Agreement by all parties (and intended parties) thereto do not and will not conflict with any provision of the Amended and Restated Articles of Incorporation of the Company and do not and will not result in the loss of any right, power, privilege, remedy or benefit which any holder of Class C Preferred Stock otherwise has or might have or in the reduction, qualification or other modification of any such right, power, privilege, remedy or benefit; none of them shall make, join in, endorse or recognize any claim to the contrary, and each of them shall vigorously oppose any such claim made by any other person. Each Shareholder and LMC Parent consents to (i) the execution and delivery by Old TW, Holdco, Delaware Sub, Georgia Sub and the Company of Amendment No. 1 to the Amended and Restated Merger Agreement and the execution and delivery by Old TW and the Company of the FTC Consent Decree. Old TW and Holdco each consent to the execution and delivery by LMC Parent and TCI of the FTC Consent Decree.

          (d) Nothing contained in this Agreement shall create any obligation on the part of LMC Parent, any Shareholder or any of LMC Parent's Affiliates or restrict LMC Parent, any Shareholder or any of LMC Parent's Affiliates in the exercise and enjoyment of full rights of ownership of shares of capital stock of the Company, except as expressly provided in this Section 2.1. Without limiting the generality of the immediately preceding sentence, if the grant or effectiveness of any consent or approval of any Governmental Entity required in connection with the consummation of the Transactions shall be conditioned upon the surrender or modification in any significant respect of any license, franchise or permit held by TCI or any of its Affiliates, the divestiture or rearrangement of the composition of any assets of TCI or any of its Affiliates, the holding of any assets of any such person in a trust or otherwise separate and apart from such person's other assets, limitations on any such person's freedom of action with respect to future acquisitions of assets or with respect to any existing or future business or activities or its enjoyment of the full rights of ownership, possession and use of any asset now owned or hereafter acquired by such person (including any requirement not to receive shares of TW Parent Common Stock or Voting Holdco LMC Common Stock pursuant to the Amended and Restated Merger Agreement, the SSSI Agreement, the First Refusal Agreement or otherwise), any agreement to divest of any such shares, any requirement not to receive, or to agree to divest, shares of Voting Holdco LMC Common Stock or LMCN-V Common Stock to be received pursuant to
Section 4.1, any change in such person's ownership or in any rights of or arrangements among its equity holders or any other restrictions, limitations, requirements or conditions which are or might be burdensome or adverse to any such person (other than, in any case, as provided in the FTC Consent Decree and other than the required exchange of TW Parent Common Stock for Holdco LMC Common Stock, as contemplated by Section 4.1, or compliance with this Agreement and the Additional Agreements), then nothing in this Agreement (including Section 2.2) shall be construed as imposing any obligation or duty on the part of TCI or any of its Affiliates to agree to, approve or otherwise be bound by or satisfy any such condition. Nothing contained in this Agreement shall require LMC Parent, any Shareholder or any of LMC Parent's other Affiliates to terminate or modify the terms of any pledge of any shares of capital stock of the Company held by LMC Parent, such Shareholder or Affiliate existing as of the date of execution hereof (including, without limitation, either of the Pledge Agreements, as such term is defined in the letter dated June 28, 1996, from LMC Parent to Old TW and Holdco).

          SECTION 2.2  Reasonable Efforts.  Prior to the Termination Date, TCI
                       ------------------
and LMC Parent shall, and LMC Parent shall cause each Shareholder to, and Old TW and Holdco shall, use reasonable efforts (a) to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with each other in good faith in doing, all things necessary to obtain, in the most expeditious manner practicable, all actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings with Governmental Entities, in each case as may be necessary for the consummation of the Transactions or to avoid any action or proceeding by any Governmental Entity; and (b) to defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Amended and Restated Merger Agreement, this Agreement, any of the Additional Agreements or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; provided, however, that nothing in this Section 2.2 shall
                      --------  -------
require any such person (i) to agree to, approve or otherwise be bound by or satisfy any condition of any kind referred to in Section 2.1(d), (ii) to agree to enter into or be bound by any settlement or judgment (other than the FTC Consent Decree), (iii) to agree to any change to the terms of this Agreement or any of the Additional Agreements or (iv) to seek or agree to any changes to the terms of the FTC Consent Decree.

          SECTION 2.3  Agreement to Abandon.  Old TW and Holdco shall, upon the
                       --------------------
written request of LMC Parent, terminate the Amended and Restated Merger Agreement and abandon the TBS Merger if:

          (a) on the date fixed for the Closing (i) this Agreement, any Additional Agreement or the Amended and Restated Merger Agreement or consummation of the Mergers or any other Transaction shall be illegal, the consummation of the Mergers or any other Transaction would result in the imposition on the Liberty Parties (or, after the Distribution, the SpinCo Parties) of damages or penalties (other than any such damages or penalties arising out of a breach of this Agreement, any Additional Agreement or the FTC Consent Decree by LMC Parent or any of its Affiliates or for which TW Parent and/or Holdco has agreed to indemnify LMC Parent and its Affiliates), the FTC has failed to accept or denied acceptance of the FTC Consent Decree for public comment or there shall be pending any suit, action or proceeding by any Governmental Entity in which the relief sought would have any of the effects described in clause (i) and (ii) above or in Section 2.1(d) (including any proceeding with respect to an alleged violation of the FTC Consent Decree other than any proceeding by or before the FTC as contemplated by the FTC Consent Decree); or

          (b) on the date fixed for the Closing, any consent or approval of any Governmental Entity required in connection with the consummation of the Transactions shall be subject to any condition of any kind referred to in
Section 2.1(d) and LMC Parent, any Shareholder or any other Affiliate of LMC Parent has (without the consent of TCI or LMC Parent) become bound to comply with such condition; or

          (c) at or prior to the Closing, Holdco shall have adopted any shareholder rights plan or other form of poison pill (any such plan (regardless of when adopted by Holdco), the "Holdco Rights Plan"), other than a shareholder
                                 ------------------
rights plan identical in all material respects to the Rights Agreement, as amended in accordance with the Rights Amendment (the "Amended TW Plan"); or
                                                      ---------------

          (d) on or prior to the date fixed for the Closing, a Change in Control Event shall have occurred or on the Closing Date a Takeover Proposal shall be pending; or

          (e) on the date fixed for the Closing, the condition set forth in
Section 6.03(a) of the Amended and Restated Merger Agreement to the Company's obligations has not been satisfied (determined without regard to the Company's willingness to waive the failure of such condition); or

          (f) any Action shall have been taken by Old TW or any of its Controlled Affiliates after September 22, 1995 and prior to the Closing which if taken after the Effective Time of the Mergers would result in a Prohibited Effect; or

          (g) as of the date fixed for the Closing, (i) the representations and warranties of Old TW and Holdco made herein and to be made in each Additional Agreement to which Old TW or Holdco is intended to be a party shall not be true and correct in all material respects as of such date with the same force and effect as if then made, or (ii) any signatory hereto (other than TCI, LMC Parent and the Shareholders) shall be in breach or default in any material respect of any of its obligations hereunder, or (iii) any party (other than TCI, LMC Parent or any of their respective Affiliates) to any of the Additional Agreements then in effect shall be in breach or default in any material respect of any of its obligations thereunder or any intended party (other than TCI, LMC Parent or any of their respective Affiliates) to any of the Additional Agreements (other than the Distribution Contract) shall have failed to execute and deliver to the other parties thereto any such Additional Agreement or any of the other closing deliveries contemplated by the Company Letter or Turner Letter shall not have been made; or

          (h) as of the date fixed for the Closing, any required approval by the stockholders of Old TW of the issuance and payment of the Option Consideration or of this Agreement, any of the Additional Agreements or the Transactions has not been obtained.

          SECTION 2.4  Closing Deliveries.  At the Closing, Old TW, Holdco, LMC
                       ------------------
Parent and the Shareholders shall (and shall cause their respective Affiliates which are named as parties in the Additional Agreements to) execute and deliver to the other parties thereto each Additional Agreement to which he or it is intended to be a party or, in the case of the Contribution and Exchange Agreement and any other Additional Agreement entered into prior to the Closing, deliver an officer's certificate signed by its president or a senior vice president confirming that such Additional Agreement is effective in accordance with its terms and such party is in compliance with its obligations thereunder in all material respects. LMC Parent and TW Parent shall each deliver to the other at the Closing, an officer's certificate signed by its president or a senior vice president to the effect that the representations and warranties set forth in Section 3.1 and Sections 3.2 and 3.3, respectively, are true in all material respects on and as of the Closing Date with the same force and effect as if then made and that such party is in compliance in all material respects with the FTC Consent Decree.

          SECTION 2.5  Dissenters' Rights.  None of the Shareholders shall, nor
                       ------------------
shall LMC Parent permit any Shareholder to, give notice pursuant to Section 1321 of the Georgia BCC of such Shareholder's intent to demand payment for any shares of Company Capital Stock, or take any other action to exercise dissenters' rights under Article 13 of the Georgia BCC, if the TBS Merger is effectuated.

          SECTION 2.6  Abandoned and Terminated Agreements.  The parties hereto
                       -----------------------------------
acknowledge that upon the initial acceptance by the FTC of the FTC Consent Decree for public comment, the Voting Trust Agreement in the form of Exhibit J to the Original LMC Agreement, as amended by the Amended LMC Agreement, and the SSSI Agreement (including the related Cable Carriage Agreement) in the form of Exhibit D to the Original LMC Agreement, as amended by the Amended LMC Agreement, will not be entered into and have been abandoned. The TW/LMC Letter Agreement (as defined in the Amended LMC Agreement) is hereby terminated and the "Elective

Merger" contemplated thereby abandoned. Upon the initial acceptance by the FTC Consent Decree for public comment, the Program Service Agreement, dated September 15, 1995, a copy of which was attached as Exhibit E to the Original LMC Agreement, will automatically be terminated by the parties thereto.


                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

          SECTION 3.1  Representations and Warranties of LMC Parent and the
                       ----------------------------------------------------
Shareholders. Each Shareholder represents and warrants to Old TW, as to itself,
- ------------
and LMC Parent represents and warrants to Old TW as to itself and as to each Shareholder, that (assuming that the consents, waivers and agreements given and made by Old TW and Time-TBS pursuant to Section 2.1(c) and by the Company in the Company Letter and by R.E. Turner, III in the Turner Letter are valid and effective for the intended purposes):

          (a) Each Shareholder is as of September 22, 1995 the record and beneficial owner of the Shareholder Shares set forth opposite the name of such Shareholder on Schedule I hereto, such Shareholder has the right to vote such Shareholder Shares in the manner provided in Section 2.1(a), and such Shareholder Shares constitute all of the shares of capital stock of the Company owned of record or beneficially by such Shareholder. The Shareholder Shares constitute all shares of capital stock of the Company beneficially owned by TCI, other than the Excluded Shares (as defined in Section 4.1). None of the Shareholder Shares owned by any Shareholder is subject to any proxy, voting trust or other agreement, arrangement or restriction with respect to the voting of such Shareholder Shares which is inconsistent with the agreement of such Shareholder pursuant to Section 2.1 hereof, other than the Stock Agreements.
The "Stock Agreements" means (i) the Investors Agreement dated as of June 3,
     ----------------
1987, among the Company and the original holders of the Class C Preferred Stock;
(ii) the Shareholders' Agreement dated as of June 3, 1987, as amended by the First Amendment dated as of April 15, 1988, among the Company, R.E. Turner, III, and the original holders of the Class C Preferred Stock; (iii) the Voting Agreement dated as of June 3, 1987, among certain holders of Class C Preferred Stock; and (iv) the Agreement dated as of June 3, 1987 among Old TW, certain of the Shareholders and certain other holders of Class C Preferred Stock affiliated with Old TW and/or LMC Parent. To the knowledge of TCI and LMC Parent, none of TCI, LMC Parent or any of their respective Affiliates are party to any agreement with the Company, any of the Company's Affiliates, Old TW or any of Old TW's Affiliates that would require the consent, waiver or approval of or by TCI, LMC Parent or any of their respective Affiliates of the Mergers or for the consummation of any of the Transactions, or the execution, delivery or performance of the Amended and Restated Merger Agreement, this Agreement or the Additional Agreements, other than the Stock Agreements.

          (b) LMC Parent and the Shareholders each have the requisite corporate power and authority to enter into this Agreement, the FTC Consent Decree and each of the Additional Agreements to which it is contemplated to be a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the FTC Consent Decree and each of such Additional Agreements by LMC Parent and the Shareholders and the consummation by them of the Transactions have been duly authorized by all necessary corporate action. This Agreement and the FTC Consent Decree have been, and when delivered at or prior to the Closing each of such Additional Agreements will have been, duly executed and delivered by LMC Parent, the Shareholders and the applicable Affiliates of LMC Parent named as parties thereto (each, an "Applicable LMC
                                                             --------------
Affiliate") and constitutes, or in the case of such Additional Agreements will
- ---------
as of the Closing constitute, a valid and binding obligation of each such party, enforceable against each such party in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies). The execution and delivery of this Agreement, the FTC Consent Decree and each of the Additional Agreements to which it is contemplated to be a party by LMC Parent and each Applicable LMC Affiliate do not, and the performance by them of their respective obligations hereunder and thereunder and the consummation of the Transactions will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of LMC Parent or any Applicable LMC Affiliate under, (i) the Certificate of Incorporation or By-laws of LMC Parent or the comparable organizational documents of any Applicable LMC Affiliate, (ii) any Contract to which LMC Parent or any Applicable LMC Affiliate is a party or by which any of them or their respective properties or assets are bound, or (iii) subject to the governmental filings and other matters referred to in Sections 3.01(d) and 3.02(d) of the Amended and Restated Merger Agreement and in the following sentence, any Requirement of Law applicable to LMC Parent or any Applicable LMC Affiliate or their respective properties or assets, other than the Horizontal Rule as to which no representation is being made, and other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not (x) prevent LMC Parent or any Applicable LMC Affiliate from performing its obligations under this Agreement or any applicable Additional Agreement in any material respect or
(y) prevent or delay in any material respect the consummation of any of the Transactions. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to LMC Parent or any Applicable LMC Affiliate in connection with the execution and delivery of this Agreement or any applicable Additional Agreement by them or the consummation by them of the Transactions, except for (i) filings under the HSR Act and the initial acceptance of the FTC Consent Decree, (ii) such filings with, and orders of, the FCC as may be required under the Communications Laws in connection with the Transactions and (iii) such other consents, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not prevent or delay in any material respect the consummation of any of the Transactions or prevent

LMC Parent or any Applicable LMC Affiliate from performing its obligations under this Agreement or any applicable Additional Agreement in any material respect.

          (c) Except as disclosed on Schedule 3.1, as of September 22, 1995, there is no suit, action or proceeding (including any proceeding by or before the FCC) pending or, to the knowledge of LMC Parent and TCI, threatened against or affecting LMC Parent or any of its Affiliates (and LMC Parent and TCI are not aware of any basis for any such suit, action or proceeding) that, individually or in the aggregate, could reasonably be expected to (i) prevent LMC Parent or any Applicable LMC Affiliate from performing its obligations under this Agreement or any applicable Additional Agreement in any material respect or (ii) prevent or delay in any material respect the consummation of the Mergers or any of the other Transactions. As of September 22, 1995, and other than the Horizontal Rule, neither LMC Parent nor any Applicable LMC Affiliate is aware of any current or formally proposed Communications Law that would prevent any Shareholder from receiving, or would require any Shareholder to divest all or any part of, the TW Parent Common Stock issuable to such Shareholder in connection with the Mergers (assuming no exchange of such TW Parent Common Stock pursuant to Section 4.1).

          (d) No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of LMC Parent or any Shareholder.

          SECTION 3.2  Representations and Warranties of Old TW.  Old TW
                       ----------------------------------------
represents and warrants to LMC Parent and each Shareholder that (assuming that the consents, waivers and agreements given and made by TCI, LMC Parent and the Shareholders pursuant to Section 2.1(c) and by the Company in the Company Letter and by R.E. Turner, III in the Turner Letter are valid and effective for the intended purposes):

          (a) Old TW has delivered to LMC Parent complete and correct copies of its Restated Certificate of Incorporation, By-laws and the Rights Agreement and of the certificates of incorporation and by-laws or comparable organizational documents of the Material Parent Subsidiaries, in each case as amended to September 22, 1995. As of September 22, 1995, no amendments to the Rights Agreement have been authorized, approved or adopted and there is no commitment, arrangement or understanding by Old TW to effect any amendment other than the Rights Amendment.

          (b) Old TW has all requisite corporate power and authority to enter into this Agreement, the FTC Consent Decree and each of the Additional Agreements to which it is contemplated to be a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the FTC Consent Decree and each such Additional Agreement by Old TW and the consummation by it of the Transactions have been duly authorized by all necessary corporate action subject to the Parent Stockholder Approvals. This Agreement and
the FTC Consent Decree have been, and when delivered at or prior to the Closing each of such Additional Agreements will have been, duly executed and delivered by Old TW and the applicable Affiliates of Old TW named as parties thereto (if any) (each, an "Applicable TW Affiliate", which term shall also include Holdco,
                -----------------------
Delaware Sub and Georgia Sub) and constitutes, or in the case of such Additional Agreements will as of the Closing constitute, a valid and binding obligation of each such party, enforceable against each such party in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies). Except as otherwise set forth in the Amended and Restated Merger Agreement or in the Parent Disclosure Letter, the execution and delivery of this Agreement, the FTC Consent Decree and each of the Additional Agreements to which it is contemplated to be a party by Old TW and each Applicable TW Affiliate and the consummation by them of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Old TW or any Parent Subsidiary under, (i) the Restated Certificate of Incorporation or By-laws of Old TW or the comparable organizational documents of any Parent Subsidiary, (ii) any Contract to which Old TW or any Parent Subsidiary is a party or by which any of them or their respective properties or assets are bound, or (iii) subject to the governmental filings and other matters referred to in Sections 3.01(d) and 3.02(d) of the Amended and Restated Merger Agreement and in the following sentence, any Requirement of Law applicable to Old TW or any Parent Subsidiary or their respective properties or assets, other than the Horizontal Rule as to which no representation is being made, and other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not (x) have a Parent Material Adverse Effect, (y) prevent Old TW or any Applicable TW Affiliate from performing its obligations under this Agreement or any applicable Additional Agreement in any material respect or (z) prevent or delay in any material respect the consummation of any of the Transactions. Except as otherwise set forth in the Amended and Restated Merger Agreement or in the Parent Disclosure Letter, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Old TW or any Applicable TW Affiliate in connection with the execution and delivery of this Agreement or any applicable Additional Agreement by Old TW or any Applicable TW Affiliate or the consummation by Old TW or any Applicable TW Affiliate, as the case may be, of any of the Transactions, except for (i) filings under the HSR Act and the initial acceptance of the FTC Consent Decree, (ii) such filings with, and orders of, the FCC as may be required under the Communications Laws in connection with the Transactions, (iii) approvals of cable franchising authorities and (iv) such other consents, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not prevent or delay in any material respect the consummation of any of the Transactions or otherwise prevent Old TW or any Applicable TW Affiliate from performing its obligations under this Agreement or any applicable Additional Agreement in any material respect or have, individually or in the aggregate, a Parent Material

Adverse Effect. To the knowledge of Old TW, none of Old TW or any of its Affiliates are party to any agreement with the Company, any of the Company's Affiliates, TCI or any of TCI's Affiliates that would require the consent, waiver or approval of or by Old TW or any of its Affiliates of the Mergers or for the consummation of any of the Transactions, or the execution, delivery or performance of the Amended and Restated Merger Agreement, this Agreement or the Additional Agreements, other than the Stock Agreements.

          (c) Except as disclosed in the Parent Disclosure Letter, as of September 22, 1995, there is no suit, action or proceeding (including any proceeding by or before the FCC) pending or, to the knowledge of Old TW, threatened against or affecting Old TW or any of its Affiliates (and Old TW is not aware of any basis for any such suit, action or proceeding) that, individually or in the aggregate, could reasonably be expected to (i) prevent Old TW or any Applicable TW Affiliate from performing its obligations under this Agreement or any applicable Additional Agreement in any material respect, or
(ii) prevent or delay in any material respect the consummation of the Mergers or any of the other Transactions.

          (d) As of September 22, 1995, and other than the Horizontal Rule, Old TW is not aware of any current or formally proposed Communications Law that would prevent any Shareholder from receiving, or would require any Shareholder to divest all or any part of, the TW Parent Common Stock issuable to such Shareholder in connection with the Mergers (assuming no exchange of such TW Parent Common Stock pursuant to Section 4.1).

          (e) No broker, investment banker, financial advisor or other person, other than Morgan Stanley & Co., Incorporated and Bear, Stearns & Co. Inc., the fees and expenses of which will be paid by Old TW, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Old TW or Holdco.

          SECTION 3.3  Representations and Warranties of Holdco.  Holdco
                       ----------------------------------------
represents and warrants to LMC Parent and each Shareholder that:

          (a) Holdco has delivered to LMC Parent complete and correct copies of its Certificate of Incorporation and By-laws and the Holdco Rights Plan, if any, in each case as amended to the date of execution of this Agreement, including, without limitation, all certificates of designation. As of the date of execution hereof, no amendments to any of the foregoing have been authorized, approved or adopted and there is no commitment, arrangement or understanding by Holdco (other than pursuant to the Amended and Restated Merger Agreement and this Agreement) to effect any such amendment. All shares of Holdco LMC Common Stock which may be issued pursuant to Section 4.1 or 4.2 or pursuant to the SSSI Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

          (b) Holdco has all requisite corporate power and authority to enter into this Agreement and each of the Additional Agreements to which it is contemplated to be a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each such Additional Agreement by Holdco and the consummation by it of the Transactions have been duly authorized by all necessary corporate action. This Agreement has been, and when delivered at or prior to the Closing each of such Additional Agreements will have been, duly executed and delivered by Holdco and constitutes, or in the case of such Additional Agreements will as of the Closing constitute, a valid and binding obligation of Holdco, enforceable against Holdco in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the
availability of equitable remedies).   Except as otherwise set forth in the
Merger Agreement or in the Parent Disclosure Letter, the execution and delivery of this Agreement and each of the Additional Agreements to which it is contemplated to be a party by Holdco and the consummation by it of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Holdco or any subsidiary of Holdco under, (i) the Certificate of Incorporation or By-laws of Holdco or the comparable organizational documents of any subsidiary of Holdco, (ii) any Contract to which Holdco or any subsidiary of Holdco is a party or by which any of them or their respective properties or assets are bound, other than the Stock Agreements as to which no representation is being made or (iii) subject to the governmental filings and other matters referred to in Sections 3.01(d) and 3.02(d) of the Merger Agreement and in the following sentence, any Requirement of Law applicable to Holdco or any subsidiary of Holdco or their respective properties or assets, other than the Horizontal Rule as to which no representation is being made, and other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not (x) have a Parent Material Adverse Effect, (y) prevent Holdco or any subsidiary of Holdco from performing its obligations under this Agreement or any applicable Additional Agreement in any material respect or (z) prevent or delay in any material respect the consummation of any of the Transactions. Except as otherwise set forth in the Merger Agreement or in the Parent Disclosure Letter, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Holdco or any subsidiary of Holdco in connection with the execution and delivery of this Agreement or any applicable Additional Agreement by Holdco or the consummation by Holdco or any subsidiary of Holdco, as the case may be, of any of the Transactions, except for (i) filings under the HSR Act and the initial acceptance of the FTC Consent Decree, (ii) such filings with, and orders of, the FCC as may be required under the Communications Laws in connection with the Transactions, (iii) approvals of cable franchising authorities and (iv) such other consents, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not prevent or delay in any material respect the consummation of any of the Transactions or otherwise prevent Holdco or any subsidiary of Holdco from performing its obligations under this Agreement or any applicable Additional Agreement in any material respect or have, individually or in the aggregate, a Parent Material Adverse Effect. To the knowledge of Holdco, none of Holdco or any of its Affiliates are party to any agreement with the Company, any of the Company's Affiliates, TCI or any of TCI's Affiliates that would require the consent, waiver or approval of or by Holdco or any of its Affiliates of the Mergers or for the consummation of any of the Transactions, or the execution, delivery or performance of the Merger Agreement, this Agreement or the Additional Agreements, other than the Stock Agreements.

          (c) Except as disclosed in the Parent Disclosure Letter, as of September 22, 1995, there is no suit, action or proceeding (including any proceeding by or before the FCC) pending or, to the knowledge of Holdco, threatened against or affecting Holdco or any its Affiliates (and Holdco is not aware of any basis for any such suit, action or proceeding) that, individually or in the aggregate, could reasonably be expected to (i) prevent Holdco from performing its obligations under this Agreement or any applicable Additional Agreement in any material respect, or (ii) prevent or delay in any material respect the consummation of the Mergers or any of the other Transactions.

          (d) As of September 22, 1995, and other than the Horizontal Rule, Holdco is not aware of any current or formally proposed Communications Law that would prevent any Shareholder from receiving, or would require any Shareholder to divest all or any part of, the TW Parent Common Stock issuable to such Shareholder in connection with the Mergers (assuming no exchange of such TW Parent Common Stock pursuant to Section 4.1).

          (e) No broker, investment banker, financial advisor or other person, other than Morgan Stanley & Co., Incorporated and Bear, Stearns & Co. Inc., the fees and expenses of which will be paid by Old TW, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Old TW or Holdco.


                                 ARTICLE IV

                         CERTAIN POST-CLOSING COVENANTS

          SECTION 4.1  Share Exchange.  Immediately following the Effective Time
                       --------------
of the Mergers, each Shareholder shall cause all of its Covered TW Securities that consist of shares of TW Parent Common Stock to be delivered to TW Parent for exchange into, and TW Parent shall issue in exchange therefor, shares of LMCN-V Common Stock. The rate of exchange pursuant to the foregoing provisions of this Section 4.1 shall be one share of TW Parent Common Stock for each whole share of LMCN-V Common Stock. An exchange for LMCN-V Common Stock shall be effected through a direction from each Shareholder to the Exchange Agent (or, in the case of an exchange in connection with the Contribution and Exchange Agreement, such other agent of Holdco exercising a similar function) to register all of the shares of TW Parent Common Stock issuable to such Shareholder in the Mergers (or the transactions relating to the Contribution and Exchange Agreement, as applicable) in the name of, and to deliver the appropriate certificates to, TW Parent and, upon receipt by TW Parent of such certificates, the issuance and delivery by TW Parent to each Shareholder of the appropriate number of shares of LMCN-V Common Stock. All shares of Holdco LMC Common Stock delivered to the Liberty Parties or the SpinCo Parties from time to time in accordance with this Agreement shall be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. For so long as the Liberty Parties or SpinCo Parties hold any LMCN-V Common Stock, all of the TW Parent Common Stock and Voting Holdco LMC Common Stock from time to time owned beneficially or of record (a) by LMC Parent or any of its Controlled Affiliates, (b) by any SpinCo Party or (c) for so long as TCI is a Liberty Party, by TCI or any of its Controlled Affiliates (other than any of the shares (the "Excluded Shares") described in the letter from Baker &
                    ---------------
Botts, L.L.P., counsel to TCI, to Peter Haje, Esq., General Counsel of Old TW dated September 22, 1995, unless and until TCI acquires sole voting and dispositive control of such shares) shall be delivered to TW Parent for exchange for LMCN-V Common Stock; provided, however, that the obligations in this
                         --------  -------
sentence shall terminate with respect to (x) LMC Parent and its Controlled Affiliates, and TCI and its Controlled Affiliates, upon the termination of the Restriction Period with respect to the Liberty Parties and (y) the SpinCo Parties, upon the termination of the Restriction Period with respect to the SpinCo Parties. TW Parent shall issue, in exchange for the TW Parent Common Stock delivered to it pursuant to the immediately preceding sentence, a number of shares of LMCN-V Common Stock equal to (i) the number of shares of TW Parent Common Stock so delivered divided by (ii) the Formula Number then in effect pursuant to the terms of the LMCN-V Common Stock, and, in exchange for each share of Voting Holdco LMC Common Stock delivered to it at any time pursuant to the two immediately preceding sentences, one share of LMCN-V Common Stock.

          SECTION 4.2  No Redemption.  The Voting Holdco LMC Common Stock and
                       -------------
the LMCN-V Common Stock shall not be redeemable at the option of TW Parent, including pursuant to any provision equivalent to Section 5 of Article IV of Old TW's Restated Certificate of Incorporation, as amended, as in effect on September 22, 1995 contained in Holdco's Certificate of Incorporation ("TW
                                                                         --
Article IV").  TW Parent further agrees that it shall not exercise any right
- ----------
pursuant to TW Article IV to require the redemption from any Liberty Party or SpinCo Party of any of its shares of TW Parent Common Stock unless it has first given at least 10 business days' prior written notice of such redemption to each Liberty Party or SpinCo Party, as applicable (which notice shall state that TW Parent intends to effect the redemption of shares of TW Parent Common Stock held by such Liberty Party or SpinCo Party, the number of shares to be redeemed and the proposed redemption date (in addition to any other information required by TW Article IV)), and each Liberty Party or SpinCo Party, as applicable, shall have the right at any time prior to the redemption date to exchange the shares to be redeemed for a number of shares of Voting Holdco LMC Common Stock that are convertible into the same number of shares of TW Parent Common Stock so called for redemption.

          SECTION 4.3  Certain Post-Closing Compensation Obligations.
                       ---------------------------------------------

          (a) If, after the Effective Time of the Mergers,

               (i) any Action shall be taken by TW Parent or any of its Controlled Affiliates (including, after the effective time of the TBS Merger, the Company and its Controlled Affiliates) which has a Prohibited Effect under any Specified Law then in effect (including any Specified Law the effectiveness of which has been stayed if such stay is subsequently lifted) or then formally proposed or promulgated with a delayed effective date if such Specified Law becomes effective thereafter, and

              (ii) such Prohibited Effect did not exist prior to the taking of such Action and did not result from any breach of this Agreement or the FTC Consent Decree by LMC Parent or any Applicable LMC Affiliate or by any SpinCo Party; and

             (iii) if such Prohibited Effect relates to a Liberty Party, such Action shall have been taken prior to the termination of the Restriction Period with respect to the Liberty Parties; and if such Prohibited Effect relates to a SpinCo Party, such action shall have been taken prior to the termination of Restriction Period with respect to the SpinCo Parties;

then, in any such case, the provisions of this Section 4.3 shall apply.

          (b) As promptly as practicable after obtaining actual knowledge that TW Parent intends to take an Action and that such Action will likely result in a Prohibited Effect, LMC Parent, if the Prohibited Effect is with respect to a Liberty Party, or SpinCo, if the Prohibited Effect is with respect to a SpinCo Party, shall notify TW Parent thereof. If such notice is received by TW Parent prior to the taking of the referenced Action, then either TW Parent and its Controlled Affiliates shall not take such Action or if the Action is taken and a Prohibited Effect described in Section 4.3(a) occurs, TW Parent shall be obligated to pay compensation pursuant to this Section 4.3.

          (c) As promptly as practicable after obtaining actual knowledge that a Prohibited Effect has occurred or will likely occur (other than a Prohibited Effect with respect to which notice has been given under Section 4.3(b)), LMC Parent, if the Prohibited Effect is with respect to a Liberty Party, or SpinCo, if the Prohibited Effect is with respect to a SpinCo Party (the applicable of the foregoing being the "Notice Party"), shall notify TW Parent thereof.
                         ------------
Following the giving of such notice, the Notice Party shall at TW Parent's request consult with TW Parent as to such Prohibited Effect and its causes and discuss in good faith the actions that either party might take to avoid or cure such Prohibited Effect. If the Notice Party and TW Parent agree that certain actions can be taken by TW Parent and its Controlled Affiliates to cure or avoid the Prohibited Effect, then TW Parent and its Controlled Affiliates shall either take such actions or become obligated to compensate the Liberty Parties (if prior to the Distribution or the Distribution does not occur) or the SpinCo Parties (if the Distribution occurs) (the Liberty Parties or the SpinCo Parties, as applicable, being the "Affected Parties")
                                                         ----------------
pursuant to this Section 4.3 if a Prohibited Effect described in Section 4.3(a) occurs; provided, however, that if the Notice Party and TW Parent also agree
        --------  -------
that certain actions could be taken by the Notice Party and its Controlled Affiliates (or by the Affected Party, if different from the Notice Party, and its Controlled Affiliates) to eliminate the Prohibited Effect which would be substantially less burdensome to the Notice Party and its Controlled Affiliates (and to the Affected Party, if different from the Notice Party, and its Controlled Affiliates) than the actions that TW Parent and its Controlled Affiliates would be required to take in order to cure the Prohibited Effect would be to TW Parent and its Controlled Affiliates and the costs to effect such actions would be substantially less than the cost to compensate the Affected Parties pursuant to this Section 4.3, then subject to the following sentence, the Liberty Parties or SpinCo Parties, as the case may be, shall, at TW Parent's expense, use reasonable efforts to take such actions. Notwithstanding the foregoing, unless such Liberty Party or SpinCo Party otherwise agrees, no Liberty Party or SpinCo Party shall be required to dispose of any of its TW Securities, to dispose of any assets or discontinue any business or investments that LMC Parent or SpinCo, as applicable, determines in good faith are material to the Liberty Parties or SpinCo Parties or their respective strategic objectives, or to agree to any restrictions or limitations that LMC Parent or SpinCo, as applicable, deems significant on the future operation of its business.

          (d) If the Prohibited Effect cannot be cured or avoided, or for any reason (including the failure of the parties to agree upon any course of action or alternative courses of action that would cure or avoid the Prohibited Effect or the relative burdens thereof) has not been cured or avoided (x) within 60 days after notice has been given to TW Parent pursuant to this Section 4.3 (unless prior to the expiration of such 60-day period, TW Parent or the applicable of the Liberty Parties or SpinCo Parties, as agreed by TW Parent and LMC Parent or SpinCo, as applicable, have commenced an agreed upon course of action to cure such Prohibited Effect and such cure is effected within an agreed period of time thereafter), or (y) if earlier, by such date as any Liberty Party or SpinCo Party would be required by any Governmental Entity or pursuant to any Judgment against it or its properties to divest of any TW Securities or suffer any consequences of the kind enumerated in clauses (b) through (d) of the definition of Prohibited Effect, then in any such event TW Parent shall be obligated to compensate the Affected Parties pursuant to this Section 4.3.

          (e) If TW Parent becomes obligated to compensate the Affected Parties pursuant to this Section 4.3, then TW Parent shall be required to (i) compensate any Affected Party that disposes of Covered TW Securities to the extent required by or to the extent necessary to avoid the applicable Prohibited Effect and (ii) if the aggregate number of Covered TW Securities disposed of by the Affected Parties pursuant to clause (i) above equals or exceeds (on an as converted basis, if applicable) 5% of the sum of the number of Covered TW Securities of all Shareholders immediately after the Effective Time of the Mergers, plus the number of Covered TW Securities included in the Option Consideration (as such numbers shall be appropriately adjusted from time to time to take into account the occurrence of any stock dividends, splits, reverse splits, combinations and the like), then, at the option of LMC Parent (if the Affected Party is a Liberty Party) or SpinCo (if the Affected Party is a SpinCo Party) (exercised by notice in writing to TW Parent within 60 days of the first disposition pursuant to clause (i) above), compensate all Affected Parties for the disposition of all the Covered TW Securities if all TW Securities of all Affected Parties are disposed of within 12 months of such notice (provided that claims for compensation may be made pursuant to the following sentences as dispositions are made during such 12 month period and payment of such claims shall not be delayed or deferred for such 12 month period, but rather shall be paid as provided below, and provided, further, that if all TW Securities of the Affected Parties are not disposed of within such 12-month period, the Affected Parties shall reimburse TW Parent for the amount of compensation paid pursuant to this clause (ii) that is in excess of the amount that was required to be paid pursuant to clause (i) of this sentence). If TW Parent becomes obligated to compensate any Affected Party pursuant to this Section 4.3, then such Affected Party, if it desires to assert a claim for compensation hereunder, shall provide to TW Parent a statement, certified by independent public accountants of national standing, setting forth the estimated Blended Rate for the taxable year in which the particular disposition occurred and the estimated Adjustment Amount owed to such Affected Party with respect to those of its TW Securities so disposed of. Within 30 days after delivery of such statement, TW Parent shall pay to such Affected Party the estimated Adjustment Amount by wire transfer of immediately available funds to such account and in accordance with such instructions as such Affected Party shall have previously advised TW Parent in writing. Within 30 days after the end of the taxable year in which the particular disposition of TW Securities by such Affected Party occurred, such Affected Party shall provide to TW Parent a statement, certified by independent public accountants of national standing, setting forth the actual Blended Rate for such taxable year and the actual Adjustment Amount owed to such Affected Party with respect to such disposition. Within five days after delivery of such statement, (i) TW Parent shall pay to such Affected Party an amount equal to the amount by which the Adjustment Amount exceeds the estimated Adjustment Amount, or (ii) such Affected Party shall pay to TW Parent an amount equal to the amount by which the estimated Adjustment Amount exceeds the Adjustment Amount. Any such payment shall be made by wire transfer of immediately available funds to such account and in accordance with such instructions as such payee shall have previously advised such payor in writing.

          (f) LMC Parent shall upon request from time to time advise TW Parent of the identity of each Liberty Party and, following the Distribution, SpinCo shall upon request from time to time advise TW Parent of the identity of each SpinCo Party.

          SECTION 4.4  Certain Post-Closing Covenants.
                       ------------------------------

          (a) If a Holdco Rights Plan is in effect immediately following the Effective Time of the Mergers or no Holdco Rights Plan is then in effect, but a Holdco Rights Plan is thereafter adopted, then, in either such case, such Holdco Rights Plan (the "Initial Rights Plan") shall, in all material respects, be the
                  -------------------
same as the Amended TW Plan.  If Holdco amends the Initial Rights Plan or adopts a new Holdco Rights Plan after adoption of the Initial Rights Plan (such amended or new plan, the "Subsequent Rights Plan") and the "Beneficial
                                ----------------------
Ownership" by any Liberty Party or SpinCo Party, alone or together with all of its "Affiliates" and "Associates", of TW Securities would, by reason of and immediately upon such amendment or adoption, have effects ("Rights Plan
                                                            -----------
Effects") under such Subsequent Rights Plan analogous to the effects under the
- -------
Rights Agreement of a person becoming an "Acquiring Person" (as defined therein) or of the rights issued pursuant to the Rights Agreement becoming transferable separately from the TW Parent Common Stock, but such "Beneficial Ownership" would not have had such effects under the Amended TW Plan, then Holdco shall be required to (i) compensate, as provided below, any such Liberty Party or SpinCo Party, together with its "Affiliates" and "Associates", that disposes of TW Securities (the "Selling Parties") to the extent necessary to avoid the Rights
                 ---------------
Plan Effects and (ii) if the aggregate number of TW Securities disposed of by the Selling Parties pursuant to clause (i) above equals or exceeds (on an as converted basis, if applicable) 5% of the sum of the number of Covered TW Securities of all Shareholders immediately after the Effective Time of the Mergers, plus the number of Covered TW Securities included in the Option Consideration (as such numbers shall be appropriately adjusted from time to time to take into account the occurrence of any stock dividends, splits, reverse splits, combinations and the like), then, at the option of LMC Parent, on behalf of the Liberty Parties, and at the option of SpinCo, on behalf of the SpinCo Parties (exercised by notice in writing to Holdco within 60 days of the first disposition pursuant to clause (i) above), compensate, as provided below (x) all Selling Parties that are Liberty Parties for the disposition of all TW Securities owned by the Liberty Parties of the type considered by the Subsequent Rights Plan in determining the "Beneficial Ownership" that would trigger Rights Plan Effects (the "Relevant TW Securities") and (y) all Selling Parties that are
                   ----------------------
SpinCo Parties for the disposition of all Relevant TW Securities owned by the SpinCo Parties, as applicable, provided, in each case, that all Relevant TW Securities of the Liberty Parties or the SpinCo Parties, as applicable, are disposed of within 12 months of such notice (provided that claims for compensation may be made pursuant to the following sentences as dispositions are made during such 12 month period and payment of such claims shall not be delayed or deferred for such 12 month period, but rather shall be paid as provided below, and provided, further, that if all Relevant TW Securities of the Selling Parties are not disposed of within such 12-month period, the Selling Parties shall reimburse TW Parent for the amount of compensation paid pursuant to this clause (ii) that is in excess of the amount that was required to be paid pursuant to clause (i) of this sentence). The obligation of Holdco to compensate any Selling Party pursuant to this Section 4.4(a) shall be subject to the condition that, as of the date of the adoption of the Subsequent Rights Plan, (i) such Selling Party and its "Affiliates" and "Associates" shall have made all filings on Schedule 13D with respect to their beneficial ownership of Relevant TW Securities due on or prior to such date in compliance with Regulation 13D-G under the Exchange Act, and (ii) LMC Parent or Spinco, as applicable, shall be in compliance with its obligations under Section 4.4(b), except to the extent any failure to make any such filings, and/or any failure to be in compliance with such obligations, shall not have prejudiced Holdco. If TW Parent becomes obligated to compensate any Selling Party pursuant to this
Section 4.4(a), then such Selling Party, if it desires to assert a claim for compensation hereunder, shall provide to TW Parent a statement, certified by independent public accountants of national standing, setting forth the estimated Blended Rate for the taxable year in which the particular disposition occurred and the estimated Adjustment Amount owed to such Selling Party with respect to those of its Relevant TW Securities so disposed of.
Within 30 days after delivery of such statement, TW Parent shall pay to such Selling Party the estimated Adjustment Amount by wire transfer of immediately available funds to such account and in accordance with such instructions as such Selling Party shall have previously advised TW Parent in writing. Within 30 days after the end of the taxable year in which the particular disposition of Relevant TW Securities by such Selling Party occurred, such Selling Party shall provide to TW Parent a statement, certified by independent public accountants of national standing, setting forth the actual Blended Rate for such taxable year and the actual Adjustment Amount owed to such Selling Party with respect to such disposition. Within five days after delivery of such statement, (i) TW Parent shall pay to such Selling Party an amount equal to the amount by which the Adjustment Amount exceeds the estimated Adjustment Amount, or (ii) such Selling Party shall pay to TW Parent an amount equal to the amount by which the estimated Adjustment Amount exceeds the Adjustment Amount. Any such payment shall be made by wire transfer of immediately available funds to such account and in accordance with such instructions as such payee shall have previously advised such payor in writing.

          (b) Prior to the Closing, LMC Parent shall, and following the Closing, if Holdco adopts a Holdco Rights Plan having the terms contemplated by the first sentence of Section 4.4(a), LMC Parent and SpinCo (following the Distribution) shall, promptly notify TW Parent in writing of (i) any acquisition of "Beneficial Ownership" of "Common Shares" by any of its "Affiliates" or Associates", and (ii) any "Person" who has "Beneficial Ownership" of any "Common Shares" becoming its "Affiliate" or "Associate", in each case promptly following LMC Parent's or SpinCo's (as applicable) obtaining actual knowledge of such occurrence.

          (c) Except as otherwise expressly indicated, terms used in Section 4.4(a) and Section 4.4(b) in quotation marks have the meanings given such terms
(i) prior to the Closing, in the Amended TW Plan, and (ii) from and after the Closing, the Holdco Rights Plan, if any, except that the Liberty Parties or, following the Distribution, the SpinCo Parties shall be deemed to "Beneficially Own" any TW Securities the subject of an "Offer Notice" (under Section 3 of the First Refusal Agreement) from any Turner Stockholder (as defined in the First Refusal Agreement), any "Fast-Track Offer Notice" (under Section 3.3 of the First Refusal Agreement) from any Turner Stockholder or any "Tender Notice" (under Section 3.4 of the First Refusal Agreement) from any Turner Stockholder, in each case until the earlier of the purchase of such TW Securities pursuant to the First Refusal Agreement and the first date upon which such Turner Stockholder is free to sell such TW Securities.

                                 ARTICLE V

                                 MISCELLANEOUS

          SECTION 5.1  Expenses.  All costs and expenses incurred in connection
                       --------
with this Agreement shall be paid by the party incurring such cost or expense.

          SECTION 5.2  Specific Performance.  Each of LMC Parent and the
                       --------------------
Shareholders, on the one hand, and Old TW and Holdco, on the other hand, agrees that the other parties would be irreparably damaged if for any reason such party fails to perform any of such party's obligations under this Agreement, and that the other parties would not have an adequate remedy at law for money damages in such event. Accordingly, any of the other parties shall be entitled to seek specific performance and injunctive and other equitable relief to enforce the performance of this Agreement by such party. This provision is without prejudice to any other rights the parties may have against each other for any failure to perform their respective obligations under this Agreement.

          SECTION 5.3  Amendments; Termination.  This Agreement may not be
                       -----------------------
modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto. The representations, warranties, covenants and agreements set forth herein shall terminate, except with respect to liability for prior breaches thereof, upon the first to occur of (x) December 31, 1996, if the Effective Time of the Mergers has not occurred on or prior to such date and (y) the termination of the Amended and Restated Merger Agreement in accordance with its terms or the abandonment thereof by TW Parent if required pursuant to Section 2.3 (the "Termination
                                                               -----------
Date").  The representations, warranties, covenants and agreements set forth
- ----
herein (other than in Article II) shall survive the Effective Time of the Mergers.

          SECTION 5.4  Successors and Assigns.  The provisions of this Agreement
                       ----------------------
shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that a party may
                                             --------  -------
not assign, delegate or otherwise transfer any of such party's rights or obligations under this Agreement without the consent of the other parties hereto and any purported assignment, delegation or transfer without such consent shall be null and void. Each Liberty Party and SpinCo Party from time to time, provided that it is a Liberty Party or SpinCo Party as of the relevant time, shall be an intended third party beneficiary of the covenants of TW Parent contained in Article IV.

          SECTION 5.5  Entire Agreement.  This Agreement (including the Exhibits
                       ----------------
and Schedules attached hereto), together with the Stock Agreements, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

          SECTION 5.6  Notices.  All notices, requests, claims, demands and
                       -------
other communications hereunder shall be in writing and shall be deemed given (i) on the first business day following the date received, if delivered personally or by telecopy (with telephonic confirmation of receipt by the addressee), (ii) on the business day following timely deposit with an overnight courier service, if sent by overnight courier specifying next day delivery and (iii) on the first business day that is at least five days following deposit in the mails, if sent by first class mail, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          If to TW Parent, to it at:

                75 Rockefeller Plaza
                New York, New York  10019
                Facsimile:  (212) 956-7281

                Attention:  General Counsel

                with a copy (which shall not constitute notice) to:

                       Cravath, Swaine & Moore
                       Worldwide Plaza
                       825 Eighth Avenue
                       New York, NY  10019
                       Facsimile:  (212) 474-3700

                       Attention: Richard Hall, Esq.

          If to LMC Parent or any Shareholder, to it at:

                8101 East Prentice Avenue
                Suite 500
                Englewood, Colorado  80111
                Facsimile:  (303) 721-5415
                Attention:  President
          with a copy (which shall not constitute notice) to each of:

               Stephen M. Brett, Esq.
               General Counsel
               Tele-Communications, Inc.
               Terrace Tower II
               5619 DTC Parkway
               Englewood, Colorado 80111-3000
               Facsimile: (303) 488-3245

               Baker & Botts, L.L.P.
               599 Lexington Avenue
               New York, New York  10022
               Facsimile: (212) 705-5125
               Attention:  Elizabeth M. Markowski, Esq.


          SECTION 5.7   Governing Law.  This Agreement shall be governed by and
                        -------------
construed in accordance with the internal laws of the State of Delaware.

          SECTION 5.8   Counterparts; Effectiveness.  This Agreement may be
                        ---------------------------
executed in two or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties.

          SECTION 5.9 Descriptive Headings.  The descriptive headings used
                      --------------------
herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

          SECTION 5.10  Severability.  Whenever possible, each provision or
                        ------------
portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein. The parties shall endeavor in good-faith negotiations to replace any invalid, illegal or unenforceable provision with a valid provision the effects of which come as close as possible to those of such invalid, illegal or unenforceable provisions.

          SECTION 5.11  Attorney's Fees.  If any action at law or in equity is
                        ---------------
necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs and necessary disbursements, in addition to any other relief to which such party may be entitled.

          SECTION 5.12  Obligations of Old TW and Holdco Joint and Several.
                        --------------------------------------------------
Each of Old TW and Holdco (collectively, the "TW Parties") covenants and
                                              ----------
agrees with LMC Parent and each Shareholder that such TW Party is and shall be jointly and severally liable, as a primary obligor and not merely a surety, for the full and timely payment and performance of all obligations of each other TW Party to be paid and/or performed under this Agreement.

          IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated LMC Agreement to be duly executed and delivered as of the day and year first above written.


TIME WARNER INC.                           LIBERTY MEDIA CORPORATION

By:  /s/  Peter R. Haje                    By:  /s/  Robert R. Bennett
   --------------------------------           --------------------------------
   Name:  Peter R. Haje                       Name:  Robert R. Bennett
   Title: Executive Vice President            Title: Executive Vice President


TW INC.                                    SUBSIDIARIES OF LMC PARENT:

                                           TCI TURNER PREFERRED, INC.
By:  /s/  Thomas W. McEnerney
   --------------------------------
   Name:  Thomas W. McEnerney
   Title: Vice President                   By:  /s/  Robert R. Bennett
                                              --------------------------------
                                              Name:  Robert R. Bennett
                                              Title: Executive Vice President


                                           COMMUNICATION CAPITAL CORP.


                                           By:  /s/  Robert R. Bennett
                                              --------------------------------
                                              Name:  Robert R. Bennett
                                              Title: Executive Vice President


                                           UNITED CABLE TURNER INVESTMENT INC.


                                           By:  /s/  Robert R. Bennett
                                              --------------------------------
                                              Name:  Robert R. Bennett
                                              Title: Executive Vice President

With respect to
Sections 2.1(c), 2.2, 3.1(c) and 4.1 only:

TELE-COMMUNICATIONS, INC.


By:  /s/  Stephen M. Brett
   --------------------------------
   Name:  Stephen M. Brett
   Title: Executive Vice President


With respect to
Section 2.1(c) only:

TCI COMMUNICATIONS, INC.


By:  /s/  Stephen M. Brett
   --------------------------------
   Name:  Stephen M. Brett
   Title: Executive Vice President


TIME TBS HOLDINGS, INC.


By:  /s/  Thomas W. McEnerney
   --------------------------------
   Name:  Thomas W. McEnerney
   Title: Vice President